Exhibit 10.5

Brian Olson, CFO/Treasurer

Quantum Fuel Systems Technology

17872 Cartwright Road

Irvine, CA 92614

Brian Olson-

This letter describes the terms under which Whitebox grants to Quantum the option to call on Whitebox for a further $10,000,000 investment in Quantum. Quantum may only exercise up to $2.5 million in any 30 day period. The option will expire on August 31, 2010. Should Quantum exercise this option, Whitebox shall have a period of five (5) days to choose the investment structure most suited to it, either:

1.	A two (2) year secured convertible note, with the conversion price equal to Market Price (as defined below), and the coupon equal to 18% PIK.

2.	A senior secured straight note that redeems in cash at 130% of face value after one year.

In exchange for extending the above option to Quantum, Quantum will grant to Whitebox the option to make a $10,000,000 investment in a 0% note priced at 100% of par and redeemable at 120% of par 24 months after the funding date. The note will be convertible into stock at Market Price.

The term “Market Price” means the greater of (i) book value and (ii) the consolidated closing bid price for a share of Quantum’s common stock on the last trading day immediately preceding the date of the transaction.

Accepted by-

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.		WHITEBOX ADVISORS, LLC

By:	/s/ W. Brian Olson	By:	/s/ Andrew Redleaf
	W. Brian Olson		Andrew Redleaf
Its:	Chief Financial Officer	Its:	Chief Executive Officer